Exhibit 99.1

CENTRAL FREIGHT LINES, INC. ANNOUNCES COMPLETION OF GOING-PRIVATE TRANSACTION

Waco, TX (PR Newswire) - November 28, 2006 - Central Freight Lines, Inc. today announced the completion of its going-private transaction. The transaction, which was approved by Central's stockholders on November 21, was accomplished through the merger of Green Acquisition Company with and into Central, with Central as the surviving corporation. As a result of the merger, Jerry Moyes and certain related parties became the owners of Central, and Central's former public stockholders became entitled to receive cash equal to $2.25 per share of Central common stock.

In announcing the completion of the transaction, Bob Fasso, Central's President and Chief Executive Officer, stated: "Completing this merger represents a significant step forward for Central. It will allow Central to leverage Jerry Moyes and Moyes Enterprises to an extent that was not possible while we remained a public company. We look forward to working with Mr. Moyes as we focus on growing our business."

Mr. Moyes has a long history of experience in the trucking industry. He founded Swift Transportation Co., Inc. in 1966 and became Chairman and Chief Executive Officer of Swift in 1984. He served in that capacity for more than 20 years, building Swift into a company that achieved more than $3 billion in revenue in 2005. Swift currently owns the largest fleet of truckload carrier equipment in the United States. Mr. Moyes also owns Central Refrigerated Service, Inc., a refrigerated carrier with more than $300 million in annual revenue.

JPMorgan Chase Bank, N.A. will act as the paying agent pursuant to the Agreement and Plan of Merger dated January 30, 2006, as amended on September 13, 2006. JPMorgan Chase will mail to stockholders of record documents to accompany Central stock certificates, which must be submitted to JPMorgan Chase in order for stockholders to receive payment for their shares. Upon proper completion of these documents and receipt of stock certificates, JPMorgan Chase will pay the merger consideration to each stockholder of record at the effective time of the merger.

Central Freight Lines, Inc. is a non-union, less-than-truckload carrier specializing in regional overnight and second day markets in the Midwest, Southwest, West Coast, and Pacific Northwest. Utilizing marketing alliances, Central also provides service to the Great Lakes, Northeast, Southeast, Mexico, and Canada.

This press release contains forward-looking statements that involve risk, assumptions, and uncertainties that are difficult to predict. Statements that constitute forward-looking statements are usually identified by words such as "anticipates," "believes," "estimates," "projects," "expects," "plans," "intends," or similar expressions. These statements are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Such statements are based upon the current beliefs and expectations of our management and are subject to significant risks and uncertainties. Actual events may differ materially from those set forth in the forward-looking statements. We undertake no obligation to update any of these forward-looking statements.

Corporate Contact:
Jeff Hale, Chief Financial Officer
(480) 361-5295
jhale@centralfreight.com

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